Exhibit 99.1

pressrelease

Media Relations                        Investor Relations
Mike Jacobsen, APR                        Steve Virostek
+1-330-490-3796                        +1-330-490-6319
michael.jacobsen@dieboldnixdorf.com            steve.virostek@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:
May 23, 2018

DIEBOLD NIXDORF APPOINTS ELLEN COSTELLO TO BOARD OF DIRECTORS

NORTH CANTON, Ohio - Diebold Nixdorf, Incorporated (NYSE: DBD) today announced it has named Ellen M. Costello, a veteran leader in the financial industry, to the company’s board of directors. Upon her appointment, effective June 1, Costello will serve on the board’s audit and finance committees.
Costello has more than 30 years of leadership experience in retail, commercial, corporate banking and capital markets around the world. She currently serves as an independent director on the board of Citigroup, Inc., a role she has held since January 2016, and is currently a member of its audit and risk committees. In her most recent executive position, Costello served as chief executive officer (CEO) of BMO Financial Corp., and as U.S. country head at BMO Financial Group, where she was responsible for providing governance and regulatory oversight for all of BMO's U.S. businesses. Prior to that she was CEO of BMO Harris Bank for five years. She began her career in community banking, joining BMO Financial Group in corporate and institutional banking in 1983. Her previous corporate board experience includes directorships at DH Corporation and BMO Financial Corporation.
“We are delighted to add a person of Ellen’s caliber and experience to the company’s board of directors,” said Gary G. Greenfield, Diebold Nixdorf non-executive chairman of the board. “Her leadership experience in banking and expertise in a broad range of financial services will prove valuable for us as we leverage the full breadth of the company’s assets in providing connected commerce solutions for clients around the world. As Ellen will fill the director seat vacated upon the retirement of Juergen Wunram, our chief operating officer, we thank him for all his contributions to the company and wish him the best in his retirement.”

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DIEBOLD NIXDORF APPOINTS ELLEN COSTELLO TO BOARD OF DIRECTORS / PAGE TWO

About Diebold Nixdorf
Diebold Nixdorf (NYSE:DBD) is a world leader in enabling connected commerce for millions of consumers each day across the financial and retail industries. Its software-defined solutions bridge the physical and digital worlds of cash and consumer transactions conveniently, securely and efficiently. As an innovation partner for nearly all of the world’s top 100 financial institutions and a majority of the top 25 global retailers, Diebold Nixdorf delivers unparalleled services and technology that are essential to evolve in an ‘always on’ and changing consumer landscape.
Diebold Nixdorf has a presence in more than 130 countries with approximately 23,000 employees worldwide. The organization is headquartered in North Canton, Ohio, USA. Visit www.DieboldNixdorf.com for more information.
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